UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 2, 2011 (March 1, 2011)
FIRST ACCEPTANCE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-12117	75-1328153

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3813 Green Hills Village Drive
Nashville, Tennessee	37215

(Address of Principal Executive Offices)	(Zip Code)
(615) 844-2800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 1, 2011, First Acceptance Corporation (the “Company”) announced executive management changes that became effective immediately. Edward L. Pierce has resigned as President of the Company. Mr. Pierce has agreed to remain with the Company for a transition period of approximately 30 to 60 days. Mark A. Kelly will serve as interim President and will report to Steven J. Harrison, the Chief Executive Officer of the Company. Mr. Kelly, 42, has served as a principal in Diamond-A Ford Corporation, an entity controlled by Gerald J. Ford, the Chairman of the Board of the Company, since November 2009. Diamond-A Ford Corporation is a management company for the investment group that owns approximately one-third of the Company’s outstanding common stock. Prior to joining Diamond-A Ford Corporation, Mr. Kelly held the position of Senior Vice President — Credit and Risk Management with Triad Financial SM, LLC, an automobile finance company, from April 2007 to November 2009, where he oversaw credit policy, administration of underwriting criteria and portfolio management. From 2002 to 2007, Mr. Kelly worked with Hunter’s Glen/Ford, Ltd., an entity controlled by Mr. Ford and an equity holder and managing partner of Triad Financial SM, LLC, where he was responsible for sourcing and evaluating equity investments. The Company will begin a search for a permanent President immediately.
     In addition, Kevin P. Cohn has resigned as Senior Vice President and Chief Financial Officer of the Company. Michael J. Bodayle, 55, the Company’s Treasurer and Chief Financial Officer — Insurance Company Operations, will serve as interim Chief Financial Officer and will report to Mr. Kelly. Mr. Bodayle has served as Treasurer of the Company since February 2008 and as Chief Financial Officer — Insurance Company Operations since April 2004. He has served as Treasurer and Chief Financial Officer of USAuto Holdings, Inc., a subsidiary of the Company, since July 1998. He has over 25 years of experience focused primarily in the insurance industry, which includes auditing, financial reporting and insurance agency operations. Mr. Bodayle served as the Company’s interim Chief Financial Officer from November 2005 through October 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST ACCEPTANCE CORPORATION
By:	/s/ Stephen J. Harrison
Stephen J. Harrison
Chief Executive Officer

Date: March 2, 2011